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On February 4, 2004, Hewlett-Packard Company held a press conference, a transcript of which follows. The transcript was made available on February 20, 2004 on the following website:  http://www.openview.hp.com/news/index.html.

This transcript contains forward-looking statements that involve risks and uncertainties, as well as assumptions, that, if they were to prove incorrect, could cause the results or HP and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to statements related to the closing of the proposed acquisitions; statements of the plans, strategies and objectives of management for future product availability or functionality; and statements relating to the execution of integration plans. The risks, uncertainties and assumptions referred to above include the possibility that the proposed acquisition of Novadigm may not be completed on the terms, or within the timeframe, currently contemplated or at all; that the intended application of, and market for, the technologies and software products discussed herein may not develop as expected; that development and performance of these technologies and software products may not proceed as planned; employee management issues; the challenges of integrating the companies discussed herein into HP; the challenges of maintaining customers following the acquisitions; and other risks that are described from time to time in HP’s Securities and Exchange Commission reports, including but not limited to HP’s annual report for the fiscal year ended October 31, 2003 and subsequently filed reports. HP assumes no obligation and does not intend to update these forward-looking statements.

Additional Information and Where to Find It

Novadigm has filed with the Securities and Exchange Commission a preliminary proxy statement and other relevant materials in connection with the merger. Information regarding the identity of persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Novadigm in connection with the transaction, and their interests in the solicitation, is set forth in the preliminary proxy materials that were filed by Novadigm with the SEC on February 20, 2004. Before making any voting or investment decision with respect to the merger, investors and stockholders of Novadigm are urged to read the proxy statement and the other relevant materials when they become available because they contain and will contain important information about the merger. The proxy statement and other relevant materials (when they become available), and any other documents filed by Novadigm with the SEC, may be obtained free of charge at the SEC’s web site at . In addition, investors and stockholders of Novadigm may obtain free copies of the documents filed with the SEC by contacting Novadigm Investor Relations,1-800-626-6682. You may also read and copy any reports, statements and other information filed by Novadigm at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC’s other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

Novadigm and HP and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the Novadigm stockholders in favor of the merger. Certain executive officers and directors of Novadigm have interests in the merger, including retention bonuses, severance arrangements, acceleration of vesting of stock options and their ownership of Novadigm’s common stock, and their interests are described in the proxy statement.

Transcript of Press Release

Adding Powerful Automation to HP Open View: Teleconference Replay

Moderator:  Nora Denzel

February 4, 2004

9:30 am CT

Operator:

Ladies and gentlemen, thank you for attending the HP Software Teleconference to announce the acquisitions and of Novadigm and Consera.  While the conference is in session your line will be muted.  After the presenters are finished, the lines will open for a 10-minute question-and-answer session.  It is now my pleasure to introduce you to Nora Denzel, Senior Vice President, HP Adaptive Enterprise.

Nora Denzel:

Thank you very much and welcome everyone.  Good morning, good afternoon or good evening.  This is Nora Denzel and today HP is announcing that it intends to acquire software companies Novadigm and Consera Software.  These are two companies that are leaders in automated change management.  These two announcements mark the fourth and fifth acquisition of software companies by HP within the past six months and further HP’s Adaptive Enterprise strategy.

To refresh your memory, the other three were Select Access, which provides identify management, Talking Blocks, which provides Web services management, and Persist, which provides lifecycle management.  But today we’ll focus on the two new acquisitions and joining me on this call and available for questions-and-answers are Albion Fitzgerald, the CEO of Novadigm, Frank Artale, who is the CEO of Consera Software, and also Russ Daniels, our Vice President and CTO of HP Software Global Business Unit.

So what are we announcing?  This morning prior to the opening of the market, HP issued a press release stating that we’ve signed a definitive agreement to acquire Novadigm and Consera Software, which add power data center automation capabilities to OpenView for unified management of the complete enterprise IT environment.  This technology is key to further the delivery of the vision of Adaptive Enterprise, which is where business and IT are synchronized to capitalize on change.

Novadigm is a publicly traded company with a worldwide presence and more than 500 customers.  They are headquartered in the United States in New Jersey.  The agreement is an all-cash transaction where HP will pay $6.10 in cash for each outstanding share of Novadigm common stock.  The transaction is expected to close by the end of the first half of calendar 2004 and it is pending of Novadigm shareholder approval.

Consera Software is a privately held company based out of Bellevue, Washington, which is also in the United States.  The close is expected to be within 30-days and after closing, both the Novadigm and Consera teams will become part of the HP Software Global Business Unit.  Their products will be branded and sold as OpenView software products and they will be available to be sold through HP, its partners, direct by our sales force, and as a part of our ProLiant server essential software.

So as I mentioned, these acquisitions build upon recent HP software announcements as we round out our offerings to help customers build an

Adaptive Enterprise. But before we talk about the distinct capabilities of the software, I wanted to spend a minute on just why management is so important.

Management software is crucial to customers that want to become more agile.  For example, at HP we now have over 500,000 IT changes per week, all triggered by business decisions.  These business decisions could be pricing changes, organizational changes, hiring decisions, government regulations, etc.

In many environments, IT changes are very manual.  It’s estimated by IDC that enterprises will spend $174 billion dollars on ongoing operations and management in IT infrastructure.  And in a typical Fortune 500 company, a systems administrator is typically tasked with managing only 20 to 30 servers each.  It was the irrefutable law of computing where companies had to keep adding IT staff as they added capacity.

So this is where management software comes in.  Management software can automatically manage IT and automatically manage IT supply to the changes in business demands.  This is a huge market and according to IDC, it’s expected to be an over $10 billion dollar opportunity for software by 2007.

So management software is the next big battleground for IT and HP is playing in this area in a big way and positioned to lead.  It’s really a race to provide CIOs with an automated integrated management to increase their business agility.  I’d like to describe the functions of Novadigm and Consera by using an analogy.  You can think about this as IT management on cruise control.

Now on cruise control, you need — and it’s in addition to having a steering wheel – and there are times in IT when you want to have manual control over changes, such as you do when you’re driving your car, and you want to manually control the acceleration and steering — perhaps when they’re nonstandard IT changed or one of a kind.  But for a large majority of changes, just like a car that you put into cruise control, IT is looking for a way to automate changes and have repeatable changes enacted based on business rules.

In this analogy, Consera provides the model of how the car’s components — whether it’s gas, the engine, and the wheels – how they all interact.  And then can call Novadigm to set the desired acceleration for your car or the desired state.  One would then use the traditional OpenView products to monitor the car – for example, checking to see how fast the wheels are turning, whether there are changes in the elevation, or how much gasoline is in the tank.

Consera is integrated with the monitoring tools to determine when to change the acceleration in order to maintain the desired speed.  If changes are needed, Novadigm can then make the changes consistently and error free without human intervention.

We chose Novadigm because as we were looking for desired state management, Novadigm had the most proven technology expertise with over 13-years of engineering experience.  They are recognized as the industry leader and they’re very complimentary to OpenView.  Our visions of where IT was headed are fully aligned and it’s a product that is a natural extension for our existing sales force and services organization to sell to our customers.

We are also a big Novadigm customer. We manage thousands of trade and internal servers and have huge plans to use Novadigm to manage our more than 150,000 desktops and laptops.

In terms of technology, Novadigm offers scaleable, policy-based architecture for managing IT resources to desired states.  They have already got heterogeneity.  They also support servers and desktop systems and mobile and wireless systems, strong inventory capability, very extensible technology, and finally, very easy to customize.  Novadigm boasts 500 customers worldwide including 7-Eleven, Schlumberger, British Telecom, and the U.S. and U.K. governments for example.

Consera, on the other hand, when we were looking for the intellectual property for the orchestration of IT changes, we didn’t want only a policy manager.  Policy managers that provide script-based automation were cumbersome.  They are very services-intensive and brittle and Consera went way beyond policy management and guided to more having the IT to be able to create a model.  So it’s state-of-the-art technology for presenting a service-model’s view of IT and that’s the infrastructure that can then be used to drive change.

We felt that modeling manages change better then all the other approaches because IT infrastructure is then visibly linked to automation.  Scripting-based automation is 20th Century technology, where modeling-based scripting is for the 21st Century.  The Consera IP includes complete IT work flow and the ability to standardize repetitive tasks and encapsulate best practices for IT operations.

By using Consera, customers get error-free results, which greatly improve the success of IT changes.  Consera was also highly flexible in extensible technology, supporting everything from bare metals to applications.  I wanted to give you a real-world example that could be applicable to last week.  Say, for example, a virus affects a sequel server and the desktop PCs connected throughout the enterprise.  It’s a very likely scenario.

The typical IT response today is the IT operator goes from machine to machine or over the network or physically installing new patches and removing the virus.  Now, with Consera and Novadigm as a part of OpenView, patch configuration would be incorporated into a service-model that represents both servers and the desktops.

Based on the updated model, patches would be deployed automatically to all of the appropriate servers and desktops.  The automatic deployment would standardize and upgrade configurations, remove the virus, and add updated versions of software that patch holes and provide security.  And as new desktops and servers are added to the enterprise, they would automatically be configured and updated with the patch.

And so the benefits of this is that it eliminates known software vulnerability quickly and reliably, it optimizes the security and stability of managed systems, provides value for business continuity initiatives, and it significantly reduces the cost through approved IT operation efficiencies.

So your customers, our joint customers – Novadigm and Consera customers – understand the need for automated management and also believe in supporting multivendor environments.  HP is known for premier service and support, longevity, and vendor stability.  Novadigm is a very proven technology.  It’s the industry-recognized software that gives HP customers leadership and automated change management.  And Consera’s service modeling masks the underlying complexity of all the IT resources that comprise the business service.

So, in conclusion, before we turn it over to questions-and-answers, we’ve really covered a lot of exciting new ground today and we can’t tell you how excited we are to lead the industry with these additions to the OpenView family.  Combining Novadigm and Consera with OpenView gives us leading edge automated change management capabilities in addition to our award-winning portfolio of management software.  This combination helps our customers evolve into an adaptive enterprise much faster.

We now have 14-minutes for questions-and-answers and so what we’ll do is turn it over to the Operator for questions-and-answers.  And I’ll remind you that we have both CEOs of Novadigm, Albion Fitzgerald, and Consera, Frank Artale, on the line as well as the CPO of HP Software, (Russ Daniels).  Operator?

Operator:

Ladies and gentlemen, thank you.  We are opening the lines for questions.  Please indicate to the Operator that you have a question by pressing Star then the number 1 and your line will be unmuted.  Please hold for your first question.  Your first question comes from (Andy Shrofer).

(Andy Shrofer):

Hi and congratulations on the transaction.  Many of us on this call probably have been saying for a while that you needed to make an acquisition here so I’ll jump right in with the question.  You have two partners right now – Alteris and Opsware – that kind of are similar to some of these technologies that you are acquiring.  Any comments on the impact this will have on those partnerships?  How quickly that might happen?

Nora Denzel:

Yeah, great, thanks, (Andy).  So your question is about Alteris and Opsware.  First of all, these acquisitions don’t change HP’s normal stance of partnering with whom our customers want to partner with.  So we do have relationships with Alteris, Opsware, AccelaNet through our HP services organization as well as some of our product divisions.

It is not intended that these announcements would significantly change those relationships in any material fashion.  We will still continue to use Alteris in our PSG Division and in our Personal Systems Group and Opsware, if customers demand it, you know, from our services organization.  We still would be capable to install it as we do today, as our services organization is quite heterogeneous, and it’s a way that our customers appreciate it and we appreciate it as well.

(Andy Shrofer):	Okay, thank you.

Nora Denzel:	Thank you.

Operator:	Your next question comes from (Richard Peterson).

Nora Denzel:	Yes, Richard, please go ahead.

(Richard Peterson):

Hi, Nora.  Yeah, maybe you could just give us a little more detail on what you mean by significantly change the relationship with Alteris.  It does look like there’s quite a bit of product overlap and I know people are very curious if there’s any change at all.  So if you could maybe qualify what you mean by “significantly change”?  Will there be any change at all?

Nora Denzel:

It’s not intended that there will be any change in the relationship so if I categorize the Alteris relationship, they really work with us on three levels.  First, in our HP services organization for those customers that want the Alteris functionality along with service representatives to help you do the installation, the configuration and roll it out across an enterprise.  That won’t change.

Our services organization behaves like a global systems integrator and they partner with whom the customer wants to partner with. And we have very good firewalls and relationships with our HP services organization and – I don’t know if that’s you, Richard – but we have the capability to have our services organization – for example, they can service Sun servers, they can sell competitors OpenView just like any global services organization can.  So we don’t expect that relationship to change.

And in the second place, Alteris has been a very valued partner for HP Personal Systems Group.  They give the client management capabilities that make HP PCs easy to manage and there are no plans to change its relationship and we’re seeking to continue to have a significant relationship in that area.

The third relationship they have with HP is with our ProLiant industry standard servers.  We do ship a considerable amount of product called the ProLiant Essentials Rapid Deploy and we intend to make no changes to that arrangement whatsoever.  It’s a valuable function that they provide and we will continue to ship it as part of our ProLiant Essentials Pack.  So if you look at HP, we’re pretty good.  We really have a core competency of partnering in the Company and so I don’t expect any material changes to that relationship as a result of this.

(Richard Peterson):	Okay, thanks very much, Nora.

Operator:	Your next question comes from Judith Hurwitz from Hurwitz & Associates.

Nora Denzel:	Hi, Judith.

Judith Hurwitz:

Hi, Nora.  Congratulations.  A question for you: How tightly will you be integrating these two products into OpenView?  Will you see them as separate complimentary products or over time will they be additional modules within the OpenView family?

Nora Denzel:

Great questions, Judith.  Well, everything will be branded OpenView and as with the OpenView tradition, it will all be modular so you can take only Consera, only Novadigm, or both Consera and Novadigm.  You know, you can take our monitoring and Consera and then use somebody else instead of Novadigm, for example.

So just like OpenView is today, they will be done in a modular fashion; however, it will all be better together.  Meaning that if you take it from HP, you’re assured that if you have any problems, there is one neck to choke.  There are a lot of pricing considerations we can give.  We’ll have our own services offerings as well as offerings from our other partners so it will be much better together.  But we do understand customers have a choice and should they choose other products that compete — in the OpenView fashion where we have over 150 partners now – that won’t be an issue.  Does that answer what you were getting at, Judith?

Judith Hurwitz:	Yes, thank you.

Nora Denzel:	Thank you.

Operator:	Your next question comes from (Frank Gillette) with Forester Research.

Nora Denzel:	Hey, (Frank Gillette).

(Frank Gillette):	Hi, how are you all doing today?

Nora Denzel:	Fine, thank you.

(Frank Gillette):

One of the things that we’ve been trying to digest in looking at the announcement, is understanding how you are going to take the Consera technology, which is clearly aimed at Windows environments only, and take it out to what is a substantially different environment – the UNIX environment.  The Novadigm stuff makes more sense to us.  The Consera one, we’re kind of scratching our heads and saying, “Looks like there’s a bunch of work to do there.”

Nora Denzel:

Well, we don’t believe so.  I mean we’ve been all over these guys, all over every line of code.  It is the ultimate solution and Consera service-modeling works across platforms and we’re going to expand its workflow capabilities for additional out-of-the-box capabilities that support heterogeneous environments.  And after looking at how they’ve done the design, we don’t believe that that will be huge.

And, (Russ) and (Frank), you know, you’re up there in Seattle, if you want to comment to (Frank Gillette).

(Frank Gillette):	Yeah, I’d be interested just to understand it so I’m less worried about, you know, which platform it’s hosted on and more interested in what environment it sort of can manage and model.

Frank Artale:

Right.  This is Frank Artale speaking.  When we designed our service-model and resource-model in a platform agnostic way, our first implementation target was Windows because of the volume opportunity there.  But the service and resource-model is designed from the bottom up of the platform agnostic, even beyond Windows and Linux.  It can really automate anything that can be modeled by using our resource manager.

(Frank Gillette):

Great.  And any thoughts on the ability to closed loop management?  In other words to take that cross-platform capability and be able to sort of convert physical resources servers from, say, UNIX box to Windows box and back, based on a dynamic load?  I mean what we’re really talking about is sort of automated orchestration of policy and not just sort of, you know, policy management make all servers X but, in fact, sort of dynamically do that.

Frank Artale:

Right.  And the way our resource-model works is that we have a certain amount of what we call abstract classes and the implementation of those classes can be on any target platform.  So when you define something like a file server, for example, that could be a Windows file server, NFS, it could be a cross-version of Windows.

So, for example, we can move resources across versions of Windows, the same technique can be used to move from one operating system to another.  So, yes, that was definitely a design point for us.  (Russ Daniels) has a comment.

(Russ Daniels):

Yeah.  And, (Frank), it’s (Russ Daniels) here.  And we think that this technology is very well suited for exactly the kind of uses that you are describing.  We talk about these generically in the adaptive management spaces of controllers – of resource controllers being able to control, you know, the various types of resources: servers, storage, network applications — service controllers being able to do the same thing in modeling at the service level rather than at the physical resource level.  And our intent and directions are to build products that embody exactly those capabilities.

(Frank Gillette):	Okay. I’ll pass up and come back, but that’s an area I’d like to speak more about later.

(Russ Daniels):	You bet.

Operator:	Your next question comes from (Steven Elliott) from IDC.

Nora Denzel:	Yes, (Steven).

(Steven Elliott):

Yes, hi.  A quick question: Are the executive teams of both companies going to continue to stay with HP?  And then, secondarily, you paid roughly $6.10 a share for Novadigm.  It seems a little pricey when you look at sort of the revenue stream and where those revenues are headed.  Any comments?  Thanks.

Nora Denzel:

Thank you.  We obviously have done the appropriate amount of work to make sure that the right people stay in the Company for the right length of time so we really can’t comment on individual people or individual positions.  But I’m very excited that we’ll have stellar additions to the HP team upon deal close.

In terms of the price, Novadigm will benefit from a vast 150,000-employee company that’s in 160 countries.  We have a velocity software channel that they didn’t have a lot of access to in our ProLiant Essentials line.  We have a direct sales force that’s dedicating, which is – I don’t know how many times bigger than the Novadigm — as well as we have an extensive set of partners.

Over 60% of the OpenView revenue today comes from our partners.  That’s something that Novadigm hadn’t really broken into in an extensive way at that point.  So I think we’ve done the math every different way and we don’t believe that it’s pricey at all.

(Steven Elliott):	Thanks.

Operator:	Your next question comes from (Paul Roberts) with IDT News Service.

(Paul Roberts):

Yes, could you give us some indication — because it’s not in the press release – what the price for Consera will be?  What the total price of these two purchases will be?  I’m estimating, and you can correct me if I’m wrong, that the total price of the Novadigm purchase is around $122 million dollars?  If I’m way off on that let me know.  And I would like to know what the ballpark is on the Consera purchase.

Nora Denzel:

The Consera acquisition is obviously private and those details are not available.  We expect it to close in 30-days and it doesn’t require either shareholder approval by us or them as I would say as they are a private entity.  In terms of Novadigm, it was $6.10 a share.

If you do the math times the outstanding shares, you come up to about 121 and HP also owns 5% of the company already, so you’d have to do that math to figure out how that would work because we wouldn’t pay ourselves then.  We own 5% of the shares already.  One twenty-one is fair to say if you could take outstanding share times $6.10.

(Paul Roberts):	So you’re not willing to give us a ballpark on the total amount of the purchases?

Nora Denzel:	No. That’s HP confidential information.

(Paul Roberts):	Okay.

Nora Denzel:	But thank you.

Operator:	Your next question comes from (Nina Lyton) with Open Systems Advisors.

Nora Denzel:	Nina.

(Nina Lyton):	Nora.

Nora Denzel:	Good afternoon. No it isn’t afternoon – whatever time that it is.

(Nina Lyton):

Tell me, what lessons have you already learned or best practices that you can share from the Talking Blocks acquisition and maybe that of Persist that you’ll be using to integrate these two new companies?

Nora Denzel:

Yeah, you know, (Nina), we did a lot of best practices from the Compaq merger.  We’ve had a full-time integration team since March even though we didn’t begin any formal integrations until about September.  That team has been in the planning, you know, the preplanning every single meeting with Carly, etc.

So that was a huge lessons learned that you don’t give the integration to people that have regular day jobs.  We believe that we’ve got the industry standard on how to merge technology integration, having come through one of the biggest – I don’t know if it’s over yet, but it’s been declared pretty successful by almost every single financial and industry analyst — of the Compaq/HP merger and we certainly benefited from that and used people from Carly’s strategic change office to consult with us on how to do it.

So revenue is already flowing from both Talking Blocks and Select Access.  They were on the price list within 30-days and they are fully integrated into the OpenView organization and it’s really going well.  Later we can take you through all the steps that we took and it’s really – we’re really learned a lot from the Compaq acquisition and it’s really helping us a lot on these.

(Nina Lyton):	Okay, thanks.

Operator:	Your next question comes from (Glen O’Donnell) with Medigroup.

(Glen O’Donnell):

Good morning, Nora, and it appears that all of us has questions about the Alteris twist and that’s already been addressed, but let me ask a question about Consera.  It seems like this is a good move as far as getting some automated workflow and stuff into the whole strategy.  Where do you see that fitting in to the OpenView family per se?

Nora Denzel:	Frank, do you want to?

Frank Artale:

Sure, I can start.  Enterprise management has historically been pretty heavily dominated by monitoring and the OpenView product suite is very strong there.  We’ve also, of course, have service desk so IT service management capabilities – that is we’ve been executing on our strategy since the merger.  We’ve been focusing on building in more and more automation capabilities.

When you look at the driver of IT costs then you find that the people applying manual tasks – both the costs of the people involved and in the fact that manual tasks are more likely to be error-prone and have a very high multiplier in those costs — so the importance of automation has not been lost on us at all.

Consera is actually a great technology to help us bring together again — sort of being able to tie together what we monitor.  What kinds of deep and rich actions we can take with Novadigm and being able to create very rich models that can automate the connection of those two things.

(Glen O’Donnell):	Okay, thank you. It looks like a good move and I think that’s, you know, rolling it into the service desk area makes sense but we’ll talk about more of that later.

Nora Denzel:	Yeah, we have that analyst security meeting in March where we’re go through it all.

(Glen O’Donnell):	Right. Thank you.

Nora Denzel:	Thank you. Okay?

Operator:	Your next question comes from Amy Wall from Wall & Associates.

Nora Denzel:	Hello, Amy.

Amy Wall:	Hi, Nora, how are you?

Nora Denzel:	I’m good. How are you?

Amy Wall:

Good.  I’d like to revisit the question that Judy asked you about integration.  You answered that largely sort of a business perspective saying, for instance, that it would give the customers one neck to choke and that you would handle pricing and so forth in an administrative way.  But I’m more into asking about from a software integration perspective.

Do you actually intend to work at trying to integrate the way the software works together?  And, if so, is that something that’s it’s already doing given that these are products that HP is using itself internally or is that something that’s going to take a little while to accomplish?

Nora Denzel:

Well, it was a great question and, first, Amy, on Novadigm – because they’ve been a partner with us for years, the integration is already done.  And so we feel really comfortable that, you know, as you know, OpenView, one of it’s strengths is that it has a common object and data model so you can share all the relationships in your environment together.  And so Novadigm integration has largely been done so it will just be a practice of getting that thing on the price list and blowing it through our channels.

In terms of Consera, Novadigm – not Novadigm – OpenView was created with integration in mind and so the integration shouldn’t be that difficult.  But as I mentioned before to someone earlier, if you just want the design portion and you just want to do the model, but you don’t use a Novadigm, for example, for deployment — and OpenView, for example, for the operation — we will still allow that as well but we will integrate with common messages.

Consera will be in the common object and data model, common branding, common services, etc.  So it will be much easier if you take them together but should you have already chosen one of the three legs of the design, deploy an operations tool, you can still, you know, take it without taking the other two pieces.  And also the other thing, the big integration with Consera will obviously be with the user interface but having looked at the code extensively, we don’t believe that will be a big issue.

Amy Wall:	So is that something that we could expect to see by mid-year or by the end of the year?

Nora Denzel:	I don’t know if the new General Manager is on the line but I’ll certainly commit that we will have an integrative product roadmap on the day that this thing closes.

Amy Wall:	Okay, great.

Nora Denzel:	And we’ve got the right people – but I think that’s an admirable goal and we’ll call you back if I get any trouble on it.

Amy Wall:	Okay, terrific. Thank you very much.

Nora Denzel:	Thank you.

Operator:

That concludes today’s teleconference.  Thank you again for attending the HP Software Teleconference.  A replay of this call will be available at 1-800-642-1687 or 706-645-9291.  The ID Code number is 5357712.  Should you require additional information or are interested in speaking more with an HP executive regarding today’s news, please contact Kristin Bleier at 408-497-3759 or (Kathleen Irvin) at 415-225-9474.  You may disconnect at this time.

END